WOLVERINE TUBE, INC.

P   R   E   S   S        R   E   L   E   A   S   E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

WOLVERINE TUBE REPORTS SECOND QUARTER 2007 RESULTS
-$383 Million Revenues, $12.7 Million Net Income, $20.2 Million EBITDA-

Huntsville, Alabama, (July 26, 2007) - Wolverine Tube, Inc. (OTCBB:WLVT) today reported its results for the second quarter ended July 1, 2007. Net sales for the second quarter of 2007 were $383.2 million compared to $418.0 million in the second quarter of 2006, reflecting, among other items, the closing of Wolverine’s Montreal, Quebec plant in late 2006 and the related discontinuance of rod and bar and smooth alloy tube product sales.

Net income for the current quarter was $12.7 million compared with net income of $6.4 million for the comparative quarter in 2006. Fully diluted earnings per share were $0.17 for the current quarter compared to $0.42 per share for the second quarter of 2006. The 2007 fully diluted earnings per share reflects the impact of accounting for the issuance of $50 million of convertible preferred stock in the first quarter of 2007 as if fully converted.

Operating income before restructuring charges for the second quarter of 2007 was $16.1 million as compared to $17.3 million in the second quarter of 2006. Adjusted earnings before interest, taxes, and depreciation and amortization (“EBITDA”) was $20.2 million for the current quarter as compared with $23.2 million for the comparative 2006 quarter.

Steven S. Elbaum, Chairman, stated that “The second quarter performance reflected further progress in strengthening and repositioning Wolverine. After a delay in the filing of the Company’s amended 10-K for 2006, we anticipate completing a common stock rights offering in the third quarter, and a refinancing of the Company’s funded debt shortly thereafter. The Company is concentrated on improving its competitiveness, operating performance and customer service, and is strategically focused on higher value added products and technical services within a deleveraged capital structure.”

Commenting on the results, Harold M. Karp, President and Chief Operating Officer said, “Second quarter operating results were solid despite the negative impact of an industry wide reduction in residential air conditioning demand and demand for residential plumbing and refrigeration tube in our Wholesale Products segment. This was offset by improved margins and pricing, and stronger demand for technical and fabricated tube products in the commercial chiller and other markets. We are at the beginning of improving operating performance through productivity gains, yield improvements and lean initiatives. These are expected to yield measureable improvements in the future.”

Jed Deason, Chief Financial Officer stated, “Our liquidity position continues to improve over the prior year even with the continuation of historically high prices for copper, which averaged $3.46 per pound in the second quarter of 2007. Funds available under our $35 million secured revolving credit facility and our $90 million receivables sale facility are adequate to support our working capital requirements. As of July 24, 2007, we had utilized $37.0 million of the receivables sale facility and had no outstanding borrowings under the secured revolving facility, although this facility is used to support $23.3 million in outstanding letters of credit. Therefore, including North American cash of approximately $6.3 million, our available liquidity was $54.9 million. As planned, we anticipate commencing a common stock rights offering and expect to finalize the Form S-1 Registration Statement with the Securities and Exchange Commission in August.”

SEGMENT RESULTS

The Company currently operates in Commercial Products and Wholesale Products segments. Commercial Products include technical, industrial, and copper alloy tubes, fabricated products, and metal joining products. Wholesale Products include plumbing and refrigeration tube. Prior to 2007, the Company’s business also included a Rod, Bar and Other Products segment comprising a broad range of copper and copper alloy solid products as well as a distribution business in The Netherlands. The Netherlands distribution business, which was historically included in the Rod, Bar and Other products segment, is now included in the Commercial Products segment for the current quarter and the comparable period in 2006.

Commercial Products gross profit increased by 75.6 percent to $15.1 million in 2007 compared to the prior year’s second quarter gross profit of $8.6 million. Shipments decreased to 63.2 million pounds from 68.5 million pounds. Net sales increased 2.2 percent to $284.5 million. These results reflect the impact of higher copper prices, higher unit fabrication revenue due to a richer mix of products, and reduced manufacturing costs, offset by a slow start in the residential air conditioning season which impacted demand for industrial tube, fabricated products and metal joining products, and the higher cost to procure metal this year as compared with last year. Demand for technical tube and fabricated products utilized in the commercial air conditioning industry improved year over year.

Wholesale Products gross profit was $11.8 million in 2007 as compared to $22.3 million in the second quarter of 2006. Shipments totaled 21.8 million pounds as compared to last year’s 28.5 million pounds. Net sales were $98.6 million, compared with the prior year’s $123.5 million. Higher copper prices and unit fabrication revenues were more than offset by lower volume which resulted in comparatively lower net sales. Manufacturing cost increases and higher metal costs accounted for the lower gross profit.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube and fabricated and metal joining products. Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

FORWARD LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as “may”, “should”, “will”, “expect”, “believe”, “plan”, “anticipate” and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company’s expectations of future operating and financial results and liquidity. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future operating and financial results and liquidity factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; fluctuation in the COMEX copper, silver and other metals pricing; continuation of historical trends in customer inventory levels and expected demand for our products; outsourcing levels of OEMs; the seasonality of our business; the level of customer use of inventory and demand; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; the success of our product and process development activities, productivity and strategic initiatives, including related to transportation and natural gas, electricity and other utilities, global expansion activities, market share penetration efforts, working capital management programs and capital spending initiatives; our ability to sustain long-term value to our stockholders; the success of our efforts for improvements in operating metrics; our ability to repatriate foreign cash without unexpected delay or expense and our ability to continue de-levering our balance sheet. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year (as amended) and reports filed from time to time with the Securities and Exchange Commission.

—tables to follow—

WOLVERINE TUBE, INC. FINANCIAL DATA
Consolidated Statements of Operations (Unaudited)

	Three-month period ended		Six-month period ended
In thousands, except per share data	7/1/2007	7/2/2006	7/1/2007	7/2/2006

Net sales	$383,151	$417,984	$669,854	$716,296
Cost of goods sold	356,334	388,847	627,496	676,277
Gross profit	26,817	29,137	42,358	40,019

Selling, general and administrative expenses	8,344	9,764	15,785	17,393
Advisory fees and severance expenses	2,405	2,119	6,085	2,106
Restructuring charges	779	-	3,702	-
Operating income	15,289	17,254	16,786	20,520

Loss on sale of receivables	810	1,441	1,318	2,032
Interest and amortization expense, net	5,876	6,882	11,793	12,552
Embedded derivatives mark to market	(7,086)	-	(11,177)	-
Other expense (income), net	1,257	8	1,674	290
Income before income taxes	14,432	8,923	13,178	5,646

Income tax provision	1,716	2,514	2,612	1,355
Net income	12,716	6,409	10,566	4,291

Less: Accretion of convertible preferred stock to redemption value	1,255	-	2,107	-
Less: Preferred stock dividends	1,000	-	11,118	-
Net income (loss) applicable to common shares	$10,461	$6,409	$(2,659)	$4,291

Net income (loss) per share (1):
Basic	$0.17	$0.43	$(0.18)	$0.28
Diluted	$0.17	$0.42	$(0.18)	$0.28

Common shares outstanding:
Basic	15,177	15,073	15,155	15,066
Diluted	15,256	15,183	15,155	15,161
(1) For the quarter ended July 1, 2007, basic EPS is calculated after allocating net income (loss) applicable to common shares of $10.5 million multiplied by the percentage that common shares represent of the total shares outstanding assuming outstanding preferred shares are fully converted (15.2 million common shares outstanding divided by 60.6 million common shares on a diluted basis (15.2 million common shares outstanding plus 45.4 million common shares issuable upon conversion of outstanding preferred shares) or 25%, multiplied by the total net income (loss) per share, or $2.6 million). Diluted earnings per share takes into account the dilutive effect of stock options (79 thousand shares).

Segment Information (Unaudited)

The Company currently operates in Commercial Products and Wholesale Products segments. Commercial Products include technical, industrial and copper alloy tubes, fabricated products, and metal joining products. Wholesale Products include plumbing and refrigeration tube. Prior to 2007, the Company's business also included a Rod, Bar and Other Products segment comprising a broad range of copper and copper alloy solid products as well as a distribution business in The Netherlands. The Netherlands distribution business, which was historically included in the Rod, Bar and Other Products segment, is now included in the Commercial Products segment for the current quarter and the comparable period in 2006.

	Three-month period ended		Six-month period ended
In thousands	7/1/2007	7/2/2006	7/1/2007	7/2/2006

Pounds Shipped:
Commercial	63,182	68,453	113,737	133,233
Wholesale	21,836	28,480	40,672	51,263
Rod, bar, and other (1)	-	4,981	-	9,622
Total pounds shipped	85,018	101,914	154,409	194,118

Net sales:
Commercial	$284,545	$278,445	$505,731	$498,105
Wholesale	98,606	123,454	164,123	189,320
Rod, bar, and other (1)	-	16,085	-	28,871
Total net sales	$383,151	$417,984	$669,854	$716,296

Gross Profit:
Commercial	$15,066	$8,582	$26,781	$17,745
Wholesale	11,751	22,286	15,577	24,454
Rod, bar, and other (1)	-	(1,731)	-	(2,180)
Total gross profit	$26,817	$29,137	$42,358	$40,019
(1) The Netherlands distribution business is included in the Commercial segment in both 2007 and 2006.
The net sales reclassified in 2006 were $5.6 million for the three-month period and $10.7 million for the six-month period.
The gross profits reclassified in 2006 were $0.8 million for the three-month period and $1.6 million for the six-month period.

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WOLVERINE TUBE, INC.
Condensed Consolidated Balance Sheet (Unaudited)

In thousands	7/1/2007	7/2/2006	12/31/2006

Assets
Cash and cash equivalents	$14,035	$15,987	$17,745
Restricted cash	3,097	5,518	5,988
Accounts receivable	113,693	103,464	62,529
Inventory	170,748	182,139	122,943
Other current assets	21,397	19,560	11,417
Property, plant and equipment, net	130,459	176,341	133,259
Other assets	104,473	99,201	101,449
Total assets	$557,902	$602,210	$455,330

Liabilities and Stockholders' Equity
Accounts payables and other accrued expenses	$109,470	$124,493	$63,992
Short-term borrowings	1,514	949	1,638
Derivative liability	6,954	14,769	3,507
Deferred income taxes	123	680	880
Pension liabilities	32,387	36,270	28,504
Long-term debt	236,465	234,642	238,362
Other liabilities	35,092	21,044	29,271
Total liabilities	422,005	432,847	366,154
Preferred stock	1,883	-	-
Stockholders' equity	134,014	169,363	89,176

Total liabilities and stockholders' equity	$557,902	$602,210	$455,330

This press release contains references to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of adjusted EBITDA to net income (loss). Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a year-over-year and quarter-over-quarter basis.

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Unaudited)

	Three-month period ended		Six-month period ended
In thousands	7/1/2007	7/2/2006	7/1/2007	7/2/2006
Net Income	$12,716	$6,409	$10,566	$4,291
Depreciation and amortization	3,621	4,356	7,201	8,614
Interest expense, net	6,067	6,780	11,899	12,613
Impairment of assets and non-cash portion of restructuring charges	-	1,021	1,313	1,021
Income tax provision	1,716	2,514	2,612	1,355
Earnings before interest, taxes, depreciation and amortization	24,120	21,080	33,591	27,894
Advisory fees and severance expenses	2,405	2,119	6,085	2,106
Non-cash gain on embedded derivative (mark to market)	(7,086)	-	(11,177)	-
Restructuring charges	779	-	2,389	-
Adjusted earnings before interest, taxes, depreciation and amortization	$20,218	$23,199	$30,888	$30,000

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